Exhibit 99.1

EZCORP ANNOUNCES FISCAL 2015 FINANCIAL RESULTS

Austin, Texas (December 31, 2015) — Supplementing its Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 24, 2015, EZCORP, Inc. (NASDAQ: EZPW) has today released commentary on its financial results for the year ended September 30, 2015, together with fiscal fourth quarter financial results.

EZCORP has adopted a new business segment reporting approach to improve the transparency and quality of financial reporting, and to reflect the way in which the businesses are currently managed internally. This includes three core businesses - U.S. Pawn, Mexico Pawn and Grupo Finmart - as well as an Other International segment.

KEY POINTS

Fiscal 2015 Consolidated Results

•	Fiscal 2015 was a year of repositioning the business, resulting in a net loss attributable to EZCORP of $86.4 million, compared with a $64.7 million loss in fiscal 2014.

•
The fiscal 2015 net loss includes total restructuring and one-time, pre-tax expenses of $88.7 million comprised of the following:  Closure of the U.S. Financial Services business ($27.9 million); restructure of head office and other structural and operating changes ($17.1 million); regulatory charges of $14.5 million; and a $29.2 million impairment of investment in Cash Converters International Limited.

•	Total revenues from continuing operations for fiscal 2015 were $788.4 million, down 1.5% from fiscal 2014, while net revenues were down 3% to $444.9 million.

•	Aged inventory at the end of fiscal 2015 was 11% of total inventory, down from 20% one year prior, which provides a platform for potential gross margin expansion in future periods.

•
Solid progress has been made in building foundations to drive improved performance and position the business for growth over the next three years, but it is early in the transformation and there is still more work to do.

Fourth Quarter Consolidated Results

•	The fourth quarter of fiscal 2015 saw a net loss attributable to EZCORP of $89.6 million, compared to a $93.5 million loss in fiscal 2014.

•	The fourth quarter net loss includes $73.8 million of the total restructuring and one-time expenses discussed above.

•
Total revenues from continuing operations for the fourth quarter were $188.8 million, down 4% from the fourth quarter of fiscal 2014, while net revenues for the same period were down 1% to $106.3 million.

•
Core pawn businesses in the U.S. and Mexico showed signs of stabilization with pawn loans outstanding at $159.9 million, down 2% to prior year, while pawn service charges for the quarter were $65.2 million, flat versus the prior year.  Merchandise sales grew 2% to $91.5 million versus the prior year.

Chief Executive Officer Stuart Grimshaw said: “Fiscal 2015 was a year of repositioning for EZCORP as we executed a new strategy to focus on fewer businesses, simplify our structure, reduce operating costs,  strengthen our balance sheet and optimize the returns we make from our investments.

"These decisions, coupled with the restatement of previously issued financial statements as a result of issues in our Grupo Finmart portfolio, significantly impacted our fiscal 2015 financial results and returns to shareholders.

"Although the results are disappointing, these decisions were the right ones to best meet the needs of our customers, employees and shareholders and will ultimately create a less complex, more nimble company that can better respond to competitive pressures and generate consistent EPS growth."
U.S. PAWN

Fourth Quarter of Fiscal 2015

•	Pawn loans outstanding at quarter-end were $143.5 million, down 1% in total and 6% on a same store basis compared to the prior-year quarter.

•
U.S. Pawn started to see stabilization and growth in the fourth quarter, with loan balances up 12% versus the third quarter of fiscal 2015. The equivalent periods in fiscal 2014 saw growth of 3%. Core pawn revenue, which is defined as merchandise sales plus pawn service charges, increased 2% to $132.8 million versus the fourth quarter of fiscal 2014. Same store core pawn revenue decreased 1%.

•	Pawn service charges for the fourth quarter grew 1% from the prior year quarter to $57.3 million. Same store pawn service charges decreased 2%.

•
Merchandise sales increased 3% over last year’s quarter to $75.6 million and were down 1% on a same store basis. Gross margin on merchandise sales was 35.5% in the quarter, a 500 basis point improvement from the prior year quarter.

•	Profit from jewelry scrapping was $1.9 million in the fourth quarter. Jewelry scrapping activity accounted for 2% of total U.S. Pawn net revenue, compared with 5% in the prior year quarter.

Fiscal 2015

•	Core pawn revenue grew 1.4% from fiscal 2014 to $550.8 million and was down 0.5% on a same store basis.

•	Pawn service charges in fiscal 2015 compared to fiscal 2014 decreased 1% in total and 2% in same stores.

•	Merchandise sales in fiscal 2015 compared to fiscal 2014 increased 3% in total and were flat on a same store basis. Gross margin on merchandise sales was 34.6% compared to 36.9% in fiscal 2014.

•	Scrap profit for the year was $11.5 million. In fiscal 2015 jewelry scrap profit comprised 3% of total U.S. Pawn net revenue.

A key focus throughout the fiscal year was reducing high levels of aged inventory. At year-end, 10.3% of U.S. Pawn inventories were over 360 days old, comparing favorably to 18.8% of inventory one year prior.  This improvement corresponds to a 50% reduction in aged inventory on hand.

An enhanced U.S. Pawn management structure created focus and support for store managers and their teams. The key change has been to reduce the span of control for Regional Directors, giving them almost twice as much time to spend with their district and store managers.

A rigorous review of store profitability and growth metrics resulted in the closure of 12 stores and the opening of five stores during the year.  In addition, 25 stores were acquired throughout the year, including 13 USA Pawn & Jewelry Company stores, giving EZCORP its first presence in the Phoenix (Arizona) and Oregon markets.
MEXICO PAWN

All comparisons are based on constant currency as discussed under “Non-GAAP Financial Information” below.

Fourth Quarter of Fiscal 2015

•	Pawn loan balances grew 20% compared to the year-ago quarter in both total and same stores (a 5% decrease on a GAAP basis).

•	Core pawn revenue grew 23% from the fourth quarter of fiscal 2014 (a 2% decrease on a GAAP basis).

•	Merchandise same store sales increased 24% from the prior year quarter (a 1% decrease on a GAAP basis). Gross margin on merchandise sales was 21% compared to 19% in the prior year quarter.

•
Inventory decreased 9% from the fourth quarter of fiscal 2014 (a 28% decrease on a GAAP basis). Inventory over 360 days old reduced to 4% of total inventory at quarter-end compared with 23% at the end of the prior year quarter.

Fiscal 2015

•
Core pawn revenue increased 22% compared to fiscal 2014 in total and in same stores (a 6% increase on a GAAP basis). This was the result of a 25% increase in merchandise sales (an 8% increase on a GAAP basis) and a 17% increase in pawn service charges (a 2% increase on a GAAP basis).

•	Gross margin on merchandise sales was 28% versus 30% in fiscal 2014.

The Mexico Pawn business delivered improved performance reflecting a number of factors, including operational synergies between the U.S. and Mexico Pawn teams, with development of training programs and operational best practices focused on meeting the customers’ needs contributing to the robust growth in pawn loan balances and revenues on a constant currency basis.
GRUPO FINMART

All comparisons are based on constant currency as discussed under “Non-GAAP Financial Information” below.

Fourth Quarter of Fiscal 2015

•	New loan originations in the fourth quarter of fiscal 2015 were $27 million, a 13% increase over the fourth quarter of fiscal 2014 (an 11% decrease on a GAAP basis).

•	Interest revenue grew 44% (16% on a GAAP basis) from the prior-year quarter to $23 million.

•
Bad debt expense grew from $6.5 million in the fourth quarter of fiscal 2014 to $14.6 million in the fourth quarter of fiscal 2015, an increase of 124% (81% on a GAAP basis). The fiscal 2015 increase is based in part on an increase in the bad debt reserve from 23% to 32% due to delays in receipt of payments from convenios attributable to regional economic conditions.

•	Net revenue decreased 14% (31% on a GAAP basis) from the fourth quarter of fiscal 2014 to $8.4 million.

Fiscal 2015

•	New loan originations continued to be strong for the year, increasing 24% from fiscal 2014 (6% on a GAAP basis) to $100 million.

•	Interest revenue grew 47% (28% on a GAAP basis) compared to fiscal 2014 to $79 million.

•	Bad debt expense grew from $19.6 million in fiscal 2014 to $30.5 million in fiscal 2015, an increase of 55% (35% on a GAAP basis).

•	Net revenue increased by 38% (20% on a GAAP basis) from the prior year to $48.3 million.

•	Operations expenses increased 17% year-over-year (1% on a GAAP basis) to $37.7 million, reflecting increased commissions and other expenses supporting originations.

•	Interest expense grew 45% (26% on a GAAP basis), driven by increased debt and the resulting incremental interest on that debt, as well as an increased interest rate.

•	Overall, the segment loss for Grupo Finmart was $20.5 million ($22.2 million on a GAAP basis) for fiscal 2015, compared to a loss of $19.1 million in fiscal 2014.

Following a thorough, management-initiated review of the loan portfolio, which resulted in the restatement of previously issued financial statements, Grupo Finmart is being strengthened to ensure long term sustainability and growth. A new management team including CEO, CFO and Chief Risk Officer are now in place and are focused on improving operational efficiencies, such as automated process flow and collections, and enhancing compliance.
U.S. FINANCIAL SERVICES

The most significant strategic change in fiscal 2015, announced in July, was the decision to close the U.S. Financial Services (USFS) business, including all payday, installment and auto title lending in the U.S. During the fourth quarter, the plan to close 480 stores and collect outstanding loan balances owed was a significant undertaking that was successfully executed and ahead of plan on all metrics.

A settlement with the U.S. Consumer Financial Protection Bureau (CFPB) in relation to past practices in this business was announced on December 16, 2015. The $10.5 million charge associated with this settlement was recorded in the fourth quarter of fiscal 2015.

The company expects to incur further costs of approximately $2 million related to the final closure of USFS in the first quarter of fiscal 2016.
OTHER INTERNATIONAL

This segment includes EZCORP’s investment in Cash Converters International Limited (CCV).  During the fourth quarter of fiscal 2015 EZCORP recorded an impairment charge of $29.2 million attributable to the decline in the market value of CCV’s shares as well as currency movements.
SUMMARY AND OUTLOOK

Mr Grimshaw said that while FY15 had delivered disappointing results for shareholders, steps had been taken to reposition the business.

“While it is early days, the transformation is substantially behind us and we are encouraged by the trends we have seen in the first quarter of the 2016 financial year. In U.S. Pawn, growth is returning and we are in line with broader market trends, while the Mexico Pawn business continues its growth trajectory.

“In Fiscal 2016, our key focus will remain on execution of our three-year strategy to position us for future growth and profitability.”

EARNINGS CONFERENCE CALL

Given the holiday season, EZCORP will hold its earnings and strategic review conference call Tuesday January 5, 2016 at 3:30 pm Central Time.  Full call details will be provided ahead of time.
NON-GAAP FINANCIAL INFORMATION

In addition to the financial information prepared in conformity with generally accepted accounting principles in the United States of America ("GAAP"), we provide certain other non-GAAP financial information on a constant currency basis ("constant currency"). We use constant currency to evaluate results of our Mexico Pawn and Grupo Finmart segment operations, which are denominated in Mexican pesos, and believe that presentation of constant currency results is meaningful and useful in understanding the activities and business metrics of our Mexico Pawn and Grupo Finmart operations and reflect an additional way of viewing aspects of our business that, when viewed with GAAP results, provide a more complete understanding of factors and trends affecting our business. We provide non-GAAP financial information for informational purposes and to enhance understanding of our GAAP consolidated financial statements. Readers should consider the information in addition to, but not instead of or superior to, our financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.

Constant currency results reported herein are calculated by translating consolidated balance sheet and consolidated statement of operations items denominated in Mexican pesos to U.S. dollars using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations. We used the end-of-period rate for balance sheet items and the average closing daily exchange rate during the appropriate period for statement of operations items. The end-of-period exchange rate as of September 30, 2015 and 2014 was 17.1 to 1 and 13.5 to 1, respectively. The average exchange rate for the years ended September 30, 2015 and 2014 was 15.1 to 1 and 13.1 to 1, respectively. The average exchange rate for the prior-year quarter ended September 30, 2014 was 13.1 to 1 compared to the current quarter rate of 16.4 to 1. Constant currency results, where presented, also exclude the foreign currency gain or loss and the related foreign currency derivative gain or loss impact.
ABOUT EZCORP

EZCORP is a leading provider of pawn loans in the United States and Mexico and consumer loans in Mexico.  At our pawn stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

FORWARD LOOKING STATEMENTS

This announcement contains certain forward-looking statements regarding the company’s strategy, initiatives and expected performance. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors or current or future litigation. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:
EZCORP, Inc. Investor Relations
(512) 314-2220
Investor_Relations@ezcorp.com

EZCORP, Inc. CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2015	2014	2015	2014

	(Unaudited)

	(in thousands, except per share amounts)
Revenues:
Merchandise sales	$91,490	$89,811	$402,118	$388,022
Jewelry scrapping sales	10,452	22,074	57,973	96,241
Pawn service charges	65,208	65,166	247,204	248,378
Consumer loan fees and interest	20,915	18,648	78,066	63,702
Other revenues	769	952	3,008	3,949
Total revenues	188,834	196,651	788,369	800,292
Merchandise cost of goods sold	61,359	64,259	267,789	248,637
Jewelry scrapping cost of goods sold	8,457	17,574	46,066	72,830
Consumer loan bad debt	12,689	7,203	29,571	22,051
Net revenues	106,329	107,615	444,943	456,774
Operating expenses (income):
Operations	90,666	84,103	327,603	325,921
Administrative	28,774	16,395	72,986	79,944
Depreciation and amortization	9,386	8,154	33,543	31,762
Loss (gain) on sale or disposal of assets	1,934	336	2,659	(5,841)
Restructuring	16,317	6,664	17,080	6,664
Total operating expenses	147,077	115,652	453,871	438,450
Operating (loss) income	(40,748)	(8,037)	(8,928)	18,324
Interest expense	9,213	9,786	42,202	28,389
Interest income	(222)	(570)	(1,608)	(1,298)
Equity in net loss (income) of unconsolidated affiliates	5,811	(2,068)	5,473	(5,948)
Impairment of investments	29,237	—	29,237	7,940
Other expense (income)	3,241	(59)	6,611	480
Loss from continuing operations before income taxes	(88,028)	(15,126)	(90,843)	(11,239)
Income benefit expense	(26,774)	(9,826)	(26,695)	(7,246)
Loss from continuing operations, net of tax	(61,254)	(5,300)	(64,148)	(3,993)
Loss from discontinued operations, net of tax	(30,088)	(89,902)	(27,316)	(68,093)
Net loss	(91,342)	(95,202)	(91,464)	(72,086)
Net loss from continuing operations attributable to redeemable noncontrolling interest	(1,785)	(1,701)	(5,015)	(7,387)
Net loss attributable to EZCORP, Inc.	$(89,557)	$(93,501)	$(86,449)	$(64,699)

Diluted (loss) earnings per share attributable to EZCORP, Inc.:
Continuing operations	$(1.08)	$(0.07)	$(1.09)	$0.06
Discontinued operations	(0.55)	(1.68)	(0.50)	(1.25)
Diluted loss per share	$(1.63)	$(1.75)	$(1.59)	$(1.19)

Weighted average shares outstanding diluted	54,821	53,657	54,369	54,292

Net (loss) income from continuing operations attributable to EZCORP, Inc.	$(59,469)	$(3,599)	$(59,133)	$3,394
Loss from discontinued operations attributable to EZCORP, Inc.	(30,088)	(89,902)	(27,316)	(68,093)
Net loss attributable to EZCORP, Inc.	$(89,557)	$(93,501)	$(86,449)	$(64,699)

EZCORP, Inc. CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts)

	September 30,
	2015	2014

Assets:
Current assets:
Cash and cash equivalents	$59,124	$55,325
Restricted cash	15,137	63,495
Pawn loans	159,964	162,444
Consumer loans, net	36,533	63,995
Pawn service charges receivable, net	30,852	31,044
Consumer loan fees and interest receivable, net	19,802	12,647
Inventory, net	124,084	138,175
Deferred tax asset, net	44,134	17,572
Prepaid income taxes	7,945	18,852
Income taxes receivable	37,230	38,217
Prepaid expenses and other current assets	21,076	33,097
Total current assets	555,881	634,863
Investment in unconsolidated affiliate	56,182	91,781
Property and equipment, net	75,594	105,900
Restricted cash, non-current	2,883	5,070
Goodwill	327,460	346,577
Intangible assets, net	50,434	66,086
Non-current consumer loans, net	75,824	85,004
Deferred tax asset, net	24,987	12,142
Other assets, net	42,985	63,121
Total assets	$1,212,230	$1,410,544

Liabilities, temporary equity and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$74,345	$36,111
Current capital lease obligations	—	418
Accounts payable and other accrued expenses	107,871	94,993
Other current liabilities	15,384	8,595
Customer layaway deposits	10,470	8,097
Total current liabilities	208,070	148,214
Long-term debt, less current maturities	306,337	392,054
Deferred gains and other long-term liabilities	6,157	15,172
Total liabilities	520,564	555,440
Commitments and contingencies
Temporary equity:
Class A Non-voting Common Stock, subject to possible redemption at $10.06 per share	11,696	—
Redeemable noncontrolling interest	3,235	22,800
Total temporary equity	14,931	22,800
EZCORP, Inc. stockholders’ equity	676,735	832,304
Total liabilities, temporary equity and stockholders’ equity	$1,212,230	$1,410,544

EZCORP, Inc.
Operating Segment Results (Unaudited)

	Three Months Ended September 30, 2015
	U.S. Pawn	Mexico Pawn	Grupo Finmart	Other International	Total Segments	Corporate Items	Consolidated

	(in thousands)
Revenues:
Merchandise sales	$75,595	$15,498	$—	$397	$91,490	$—	$91,490
Jewelry scrapping sales	10,331	57	—	64	10,452	—	10,452
Pawn service charges	57,250	7,958	—	—	65,208	—	65,208
Consumer loan fees and interest	—	—	18,480	2,435	20,915	—	20,915
Other revenues	375	238	63	93	769	—	769
Total revenues	143,551	23,751	18,543	2,989	188,834	—	188,834
Merchandise cost of goods sold	48,763	12,180	—	416	61,359	—	61,359
Jewelry scrapping cost of goods sold	8,401	6	—	50	8,457	—	8,457
Consumer loan bad debt	—	—	11,761	928	12,689	—	12,689
Net revenues	86,387	11,565	6,782	1,595	106,329	—	106,329
Operating expenses (income):
Operations	67,903	12,200	9,062	1,501	90,666	—	90,666
Administrative	—	—	—	—	—	28,774	28,774
Depreciation and amortization	4,461	998	875	103	6,437	2,949	9,386
Loss (gain) on sale or disposal of assets	918	(6)	—	—	912	1,022	1,934
Interest expense	44	6	5,285	—	5,335	3,878	9,213
Interest income	(1)	(24)	(168)	—	(193)	(29)	(222)
Equity in net loss of unconsolidated affiliates	—	—	—	5,811	5,811	—	5,811
Impairment of investments	—	—	—	29,237	29,237	—	29,237
Restructuring	4,016	799	—	2,563	7,378	8,939	16,317
Other expense	(12)	916	2,007	7	2,918	323	3,241
Segment (loss) contribution	$9,058	$(3,324)	$(10,279)	$(37,627)	$(42,172)
Loss from continuing operations before income taxes					$(42,172)	$(45,856)	$(88,028)

EZCORP, Inc.
Operating Segment Results (Unaudited)

	Three Months Ended September 30, 2014
	U.S. Pawn	Mexico Pawn	Grupo Finmart	Other International	Total Segments	Corporate Items	Consolidated

	(in thousands)
Revenues:
Merchandise sales	$73,568	$15,592	$—	$651	$89,811	$—	$89,811
Jewelry scrapping sales	20,305	1,664	—	105	22,074	—	22,074
Pawn service charges	56,774	8,392	—	—	65,166	—	65,166
Consumer loan fees and interest	—	—	15,960	2,688	18,648	—	18,648
Other revenues	179	325	356	92	952	—	952
Total revenues	150,826	25,973	16,316	3,536	196,651	—	196,651
Merchandise cost of goods sold	51,124	12,712	—	423	64,259	—	64,259
Jewelry scrapping cost of goods sold	15,697	1,802	—	75	17,574	—	17,574
Consumer loan bad debt	5	—	6,512	686	7,203	—	7,203
Net revenues	84,000	11,459	9,804	2,352	107,615	—	107,615
Operating expenses (income):
Operations	58,601	12,549	10,840	2,113	84,103	—	84,103
Administrative	—	—	—	—	—	16,395	16,395
Depreciation and amortization	3,494	1,324	589	226	5,633	2,521	8,154
Loss (gain) on sale or disposal of assets	18	12	—	(16)	14	322	336
Interest expense	3	2	6,088	—	6,093	3,693	9,786
Interest income	—	—	(407)	—	(407)	(163)	(570)
Equity in net income of unconsolidated affiliates	—	—	—	(2,068)	(2,068)	—	(2,068)
Restructuring	—	—	—	—	—	6,664	6,664
Other (income) expense	2	81	(513)	(231)	(661)	602	(59)
Segment contribution (loss)	$21,882	$(2,509)	$(6,793)	$2,328	$14,908
Loss from continuing operations before income taxes					$14,908	$(30,034)	$(15,126)

EZCORP, Inc.
Operating Segment Results

	Fiscal Year Ended September 30, 2015
	U.S. Pawn	Mexico Pawn	Grupo Finmart	Other International	Total Segments	Corporate Items	Consolidated

	(in thousands)
Revenues:
Merchandise sales	$334,635	$65,408	$—	$2,075	$402,118	$—	$402,118
Jewelry scrapping sales	54,343	3,267	—	363	57,973	—	57,973
Pawn service charges	216,211	30,993	—	—	247,204	—	247,204
Consumer loan fees and interest	—	—	68,114	9,952	78,066	—	78,066
Other revenues	945	1,021	255	787	3,008	—	3,008
Total revenues	606,134	100,689	68,369	13,177	788,369	—	788,369
Merchandise cost of goods sold	218,953	47,371	—	1,465	267,789	—	267,789
Jewelry scrapping cost of goods sold	42,845	2,954	—	267	46,066	—	46,066
Consumer loan bad debt	—	—	26,446	3,125	29,571	—	29,571
Net revenues	344,336	50,364	41,923	8,320	444,943	—	444,943
Operating expenses (income):
Operations	244,232	43,927	32,664	6,780	327,603	—	327,603
Administrative	—	—	—	—	—	72,986	72,986
Depreciation and amortization	15,227	4,440	2,584	616	22,867	10,676	33,543
Loss (gain) on sale or disposal of assets	995	258	—	(1)	1,252	1,407	2,659
Interest expense	60	15	25,817	—	25,892	16,310	42,202
Interest income	(42)	(78)	(1,330)	—	(1,450)	(158)	(1,608)
Equity in net loss of unconsolidated affiliates	—	—	—	5,473	5,473	—	5,473
Impairment of investments	—	—	—	29,237	29,237	—	29,237
Restructuring	4,016	799	—	2,563	7,378	9,702	17,080
Other expense	—	1,988	4,424	7	6,419	192	6,611
Segment contribution (loss)	$79,848	$(985)	$(22,236)	$(36,355)	$20,272
Loss from continuing operations before income taxes					$20,272	$(111,115)	$(90,843)

EZCORP, Inc.
Operating Segment Results

	Fiscal Year Ended September 30, 2014
	U.S. Pawn	Mexico Pawn	Grupo Finmart	Other International	Total Segments	Corporate Items	Consolidated

	(in thousands)
Revenues:
Merchandise sales	$325,337	$60,302	$—	$2,383	$388,022	$—	$388,022
Jewelry scrapping sales	89,471	6,302	—	468	96,241	—	96,241
Pawn service charges	217,891	30,487	—	—	248,378	—	248,378
Consumer loan fees and interest	—	—	53,377	10,325	63,702	—	63,702
Other revenues	1,377	1,016	1,145	411	3,949	—	3,949
Total revenues	634,076	98,107	54,522	13,587	800,292	—	800,292
Merchandise cost of goods sold	205,144	42,044	—	1,449	248,637	—	248,637
Jewelry scrapping cost of goods sold	66,713	5,807	—	310	72,830	—	72,830
Consumer loan bad debt	5	—	19,605	2,441	22,051	—	22,051
Net revenues	362,214	50,256	34,917	9,387	456,774	—	456,774
Operating expenses (income):
Operations	236,225	48,907	32,184	8,605	325,921	—	325,921
Administrative	—	—	—	—	—	79,944	79,944
Depreciation and amortization	13,333	5,374	2,503	817	22,027	9,735	31,762
(Gain) loss on sale or disposal of assets	(6,809)	27	—	(23)	(6,805)	964	(5,841)
Interest expense	3	25	20,478	—	20,506	7,883	28,389
Interest income	(18)	(3)	(999)	—	(1,020)	(278)	(1,298)
Equity in net income of unconsolidated affiliates	—	—	—	(5,948)	(5,948)	—	(5,948)
Impairment of investments	—	—	—	7,940	7,940	—	7,940
Restructuring	—	—	—	—	—	6,664	6,664
Other expense (income)	1	116	(121)	109	105	375	480
Segment contribution (loss)	$119,479	$(4,190)	$(19,128)	$(2,113)	$94,048
Loss from continuing operations before income taxes					$94,048	$(105,287)	$(11,239)

EZCORP, Inc.
Store Count Activity

	Company-owned Stores*
	U.S. Pawn	Mexico Pawn	Grupo Finmart	Other International	Consolidated	Franchises

As of September 30, 2012	477	230	45	68	820	10
New locations opened	14	66	7	1	88	—
Locations acquired	12	20	6	—	38	—
Locations sold, combined or closed	—	(1)	(4)	(1)	(6)	(2)
Discontinued operations**	(1)	(57)	—	(29)	(87)	—
As of September 30, 2013	502	258	54	39	853	8
New locations opened	9	3	—	—	12	—
Locations sold, combined or closed	(7)	—	(1)	—	(8)	(3)
As of September 30, 2014	504	261	53	39	857	5
New locations opened	5	3	—	—	8	—
Locations acquired	25	—	—	—	25	—
Locations sold, combined or closed	(12)	(32)	—	(12)	(56)	(4)
As of September 30, 2015	522	232	53	27	834	1

*	USFS stores are excluded from presentation.

**
During the third quarter of fiscal 2013, we implemented a plan to close 87 legacy stores in a variety of locations. These stores were generally older, smaller stores that did not fit our future growth profile.